Results of a Special Meeting of Shareholders

On December 11, 2006, a Special Meeting of Shareholders was held to vote on various proposals recently approved by the Fund's Director's (the "Board Members"). The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the following proposals: (1) elect Board Members, (2) Regroup and Reorganize Funds, (3) Revise Fundamental Investment Policies.

Proposal 1: Election of Board Members
					                         Broker
Item Voted On	     Votes For       Votes Against  Abstentions	 Non-Votes

Nominees:
Paul R. Ades	     198,044,907.619  3,826,021.682 	0.000 	0.000
Andrew L. Breech     198,150,052.267  3,720,877.034 	0.000 	0.000
Dwight B. Crane	     198,038,410.122  3,832,519.179 	0.000 	0.000
Robert M. Frayn, Jr. 198,011,990.552  3,858,938.749 	0.000 	0.000
Frank G. Hubbard     198,067,246.697  3,803,682.604 	0.000 	0.000
Howard J. Johnson    198,029,734.835  3,841,194.466 	0.000 	0.000
David E. Maryatt     198,033,142.196  3,837,787.105 	0.000 	0.000
Jerome H. Miller     198,058,965.252  3,811,964.049 	0.000 	0.000
Ken Miller	     198,125,019.889  3,745,909.412 	0.000 	0.000
John J. Murphy	     197,960,517.593  3,910,411.708 	0.000 	0.000
Thomas F. Schlafly   198,049,348.082  3,821,581.219 	0.000 	0.000
Jerry A. Viscione    198,112,858.443  3,758,070.858 	0.000 	0.000
R. Jay Gerken, CFA   197,866,002.710  4,004,926.591 	0.000 	0.000

Board Members are elected by the shareholders of all of the series of the Company of which the Fund is a series.


Proposal 2: Regroup and Reorganize Funds

					                         Broker
Item Voted On	 	Votes For     Votes Against  Abstentions Non-Votes
Regroup and Reorganize	6,004,810.345 103,914.060   103,621.127	 479,991.000
Funds


Proposal 3: Revise Fundamental Investment Policies

					                        Broker
Items Voted On	 Votes For	 Votes Against	 Abstentions	Non-Votes

Borrowing Money	5,561,932.967	513,295.956	137,116.609     479,991.000
Underwriting	5,491,961.419	509,030.610	211,353.503	479,991.000
Lending		5,524,361.434	509,141.783	178,842.315	479,991.000
Issuing Senior
    Securities	5,522,365.854	498,926.363	191,053.315	479,991.000
Real Estate	5,519,510.183	501,782.034	191,053.315	479,991.000
Commodities	5,474,978.892	501,782.034	235,584.606	479,991.000
Concentration	5,492,441.816	476,959.361	242,944.355	479,991.000
Non-Fundamental	5,457,085.377	514,617.598	240,642.557	479,991.000